EXHIBIT 99.2

PRO FORMA FINANCIAL INFORMATION

TEAL SUPPLY CO. d/b/a TRIUMPH DRILLING TOOLS, INC.

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2006

Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2006

Notes to Unaudited Pro Forma Combined Financial Statements

FLOTEK INDUSTRIES, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the Teal Supply Co. d/b/a Triumph Drilling Tools, Inc. (“Triumph”) acquisition as described in Flotek’s Form 8-K filed on January 10, 2007. The unaudited pro forma combined balance sheet as of December 31, 2006 is presented as if the Triumph acquisition had occurred on that date. The unaudited pro forma combined statement of income for the year ended December 31, 2006 assumes that the Triumph acquisition occurred on January 1, 2006.

The unaudited pro forma combined financial statements should be read in conjunction with (i) the historical consolidated financial statements of Flotek included in its Annual Report on Form 10-K for the year ended December 31, 2006 and (ii) the historical combined financial statements of Triumph included in this Form 8-K. The unaudited pro forma combined financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the Triumph acquisition had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or financial results in the future. The pro forma adjustments, as described in the Notes to Pro Forma Combined Financial Statements, are based upon available information and certain assumptions that Flotek’s management believes are reasonable.

FLOTEK INDUSTRIES, INC.

PRO FORMA COMBINED BALANCE SHEET

DECEMBER 31, 2006

(Unaudited)

	Flotek	(a) Triumph	Pro Forma Adjustments		Pro Forma for the Transactions
	(In thousands of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$510	$—	$—		$510
Accounts receivable, net	19,077	3,429	—		22,506
Inventories, net	17,899	1,299	(150	)(b)	19,048
Other current assets	578	—	—		578

Total current assets	38,064	4,728	(150)		42,642

Property, plant and equipment, net	19,302	6,286	12,338	(b)	37,926
Goodwill	24,185	—	9,202	(c)	33,387
Intangible and other assets, net	1,339	243	250	(c)	1,832

	$82,890	$11,257	$21,640		$115,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,941	$1,182	—		$11,123
Accrued liabilities	7,457	715	—		8,172
Current portion of long-term debt	2,589	2,180	(2,180	)(d)	2,589
Current portion of deferred tax liability	675	—	—		675

Total current liabilities	20,662	4,077	(2,180)		22,559
Long-term debt, less current portion	8,185	3,339	27,661	(d)	39,185
Deferred tax liability, less current portion	534	—	—		534

Total liabilities	29,381	7,416	25,481		62,278

Stockholders’ equity:
Common stock	1	1	(1	)(e)	1
Additional paid-in capital	46,661	328	(328	)(e)	46,661
Retained earnings	6,810	3,512	(3,512	)(e)	6,810
Accumulated other comprehensive income	37	—	—	(e)	37

Total stockholders’ equity	53,509	3,841	(3,841)		53,509

	$82,890	$11,257	$21,640		$115,787

FLOTEK INDUSTRIES, INC.

PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

(Unaudited)

	Flotek	(a) Triumph	Pro Forma Adjustments		Pro Forma for the Transactions
	(in thousands, except per share data)
Revenues	100,642	$15,996	$—		$116,638

Expenses:
Operating and administrative expenses	78,383	12,180	—		90,563
Depreciation and amortization	2,750	1,420	1,285	(f)	5,455
Research and development	656	—	—		656

Total expenses	81,789	13,600	1,285		96,674

Income from operations	18,853	2,396	(1,285)		19,964

Other income (expense):
Interest expense (original facilities)	(1,005)	(341)	341	(g)	(1,005)
Interest expense (new facility)	—	—	(1,990	)(g)	(1,990)
Other, net	85	56	—		141

Total other income (expense)	(920)	(285)	(1,649)		(2,854)

Income from before income taxes	17,933	2,111	(2,934)		17,110
Provision for income taxes	(6,583)	—	1,027	(h)	(5,556)

Net income (loss)	$11,350	$2,111	$(1,907)		$11,554

Basic earnings per common share	$1.31				$1.34
Diluted earnings per common share	$1.22				$1.24

Weighted average common shares used in computing basic earnings per common share	8,645				8,645
Incremental common shares from stock options and warrants	649				649

Weighted average common shares used in computing diluted earnings per common share	9,294				9,294

FLOTEK INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

(Unaudited)

(a) Triumph financials audited as of September 30, 2006 and December 31, 2005. Amounts as of December 31, 2006 are unaudited.

(b) Reflects write-down in inventory and step-up in basis of the fixed assets as a result of the acquisition to the lower of fair market value or actual cost.

(c) Reflects the estimated allocation of the Triumph purchase price to goodwill and other intangibles assets.

(d) Reflects the repayment of Triumph’s $5.2 million of borrowing under existing credit facilities and the addition of $31 million of term debt taken out by Flotek to fund the acquisition.

(e) Reflects the elimination of Triumph’s stockholder’s equity.

(f) Reflects the increase in depreciation expense as a result of the step-up in basis of fixed assets.

(g) Reflects the elimination of interest expense due to historical debt not being assumed and the interest expense related to cash borrowed to effect the acquisition.

(h) Reflects the application of 35% tax rate.